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EXHIBIT 10.1

Executive Employment Agreement

        AGREEMENT made as of the 6th day of May, 2003, by and between Midway Games Inc., a Delaware corporation with its principal offices at 2704 West Roscoe Street, Chicago, Illinois 60618 (the "Corporation"), and David Zucker, residing at ______ Illinois ("Executive").

RECITAL

        The Corporation and Executive desire to enter into an employment agreement on the terms and subject to the conditions hereinafter set forth.

        In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

        1.    Employment; Duties.    The Corporation hereby employs Executive as an executive of the Corporation to perform services as President and Chief Executive Officer and to perform such other supervisory, managerial or executive duties and obligations consistent with such position on behalf of the Corporation as the Board of Directors of the Corporation may from time to time determine. Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be at the Corporation's principal place of business in the Chicago, Illinois metropolitan area.

        2.    Acceptance and Loyalty.    Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties and obligations assigned to him pursuant to Section 1 hereof. Executive shall perform all duties and obligations in a professional manner consistent with the skill, competence and efficiency expected of an executive employee performing the duties and obligations assigned to Executive and subject to the direction and control of the Board of Directors of the Corporation. Executive will do such traveling as may be reasonably required of him in the performance of his duties and obligations hereunder. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Board of Directors of the Corporation may from time to time establish consistent with all applicable laws. During his employment hereunder, Executive shall not, without the written approval of the Board of Directors of the Corporation first had and obtained in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for, any enterprise other than the Corporation or any of its subsidiaries or affiliates. If Executive notifies the Board of Directors of the Corporation that he desires to serve on the board of directors of one commercial enterprise in addition to the Corporation, the Board of Directors of the Corporation will give due consideration to such desire and will not unreasonably withhold its approval. Notwithstanding the foregoing, Executive may without compensation engage in community, faith-based or charitable activities that do not, in the reasonable judgment of the Board of Directors of the Corporation, interfere with the performance of his duties and obligations hereunder, including serving on the Board of Advisors to the University of Illinois at Chicago College of Business Administration. During Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving as an officer or director of the Corporation or any of its subsidiaries or affiliates.

        3.    Term.    The term of Executive's employment hereunder shall commence on a date designated by Executive to permit Executive to satisfy obligations to his existing employer (the "Commencement Date"), but in no event later than June 1, 2003, and shall terminate on the earlier of (a) two years after the Commencement Date, or (b) such termination date as is provided in Section 14 (the "Original Term"). If the Original Term continues for a full two years after the Commencement Date, the term of Executive's employment shall be automatically extended thereafter for successive one year periods, subject to early termination as provided in Section 14 (the "Extended Term"). The Original Term and

the Extended Term are hereafter collectively referred to as the "Term" and each full year of the Term is hereafter referred to as an "Employment Year."

        4.    Compensation and Benefits.

          4.1    Base Salary.    The Corporation shall pay to Executive a base salary ("Base Salary") at the rate of Six Hundred Thousand Dollars ($600,000) per annum for each Employment Year, or such greater amount as the Board of Directors of the Corporation shall from time to time determine. Base salary shall be payable in equal installments in accordance with the Corporation's normal payroll policy.

          4.2    Bonus.    Executive shall have the opportunity to earn a bonus, not exceeding $300,000 for the fiscal year ending December 31, 2003, and not exceeding 100% of his then base salary for each subsequent fiscal year, pursuant to a special bonus plan to be developed by mutual agreement of the Board of Directors of the Corporation and Executive based upon financial and other appropriate measures of the Corporation's and Executive's performance. This special bonus plan shall be negotiated in good faith on an annual basis and shall be in lieu of Executive's participation in bonus plans generally available to senior level employees of the Corporation. The Board of Directors of the Corporation and Executive shall use their best efforts to put the special bonus plan into effect on or before July 15, 2003.

          4.3    Health Insurance, Etc.    Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any disability, hospitalization, insurance, medical service, or other health-related employee benefit plan, or any pension or retirement plan, that is generally available to executive employees of the Corporation and which may be in effect from time to time during the Term, including the Exec-U-Care insurance program. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

          4.4    Reimbursement of Signing Bonus.    Executive received a signing bonus pursuant to Section 4(b) of an employment agreement dated as of May 14, 2002, between Executive and Playboy Enterprises Inc. ("Playboy"). If Executive is legally required to repay such signing bonus to Playboy, the Corporation will pay on his behalf or, at Executive's election, will reimburse Executive dollar-for-dollar for up to $150,000 of such repayment. Executive shall be responsible for taxes payable with respect to such reimbursement.

          4.5    Business Expenses.    The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation's travel and entertainment policies and procedures in effect during the Term.

          4.6    Vacation.    Executive shall be entitled to four weeks paid vacation per Employment Year. Vacation time shall not be accumulated from year to year.

          4.7    Indemnification and Directors and Officers Insurance.    The Corporation shall provide the Executive indemnification and directors and officers insurance to the same extent provided to other executive officers of the Corporation.

        5.    Stock Options.    Pursuant to, and subject to the terms and conditions contained in separate option agreements in the forms attached hereto as Exhibits A-1 and A-2, Executive will be granted, effective on the Commencement Date, non-qualified options to purchase One Million Five Hundred Thousand (1,500,000) shares of the Corporation's common stock at the closing price of such shares on the New York Stock Exchange on the Commencement Date. As provided in Exhibit A-1, Executive may be entitled to receive additional grants of options from time to time during a period of two years after the Commencement Date in accordance with the terms of Exhibit A-1.

        6.    Restricted Stock.    Pursuant to, and subject to the terms and conditions contained in a separate restricted stock agreement in the form attached as Exhibit B, Executive will be granted, effective on the Commencement Date, One Hundred Twenty-Five Thousand (125,000) shares of the Corporation's common stock (the "Restricted Shares").

        7.    Key Man Life Insurance.    The Corporation may purchase and maintain insurance covering the life of Executive ("Key-man Insurance") in an amount determined by the Corporation. The Corporation shall be the sole owner and beneficiary of the Key-man Insurance and may apply to the payment of premiums thereunder any dividends declared and paid thereon. Executive shall submit himself from time to time to such physical examinations as the Board of Directors of the Corporation may deem necessary or desirable in connection with the purchase and maintenance of the Key-man Insurance.

        8.    Representations of Executive.    Executive represents and warrants as follows:

          8.1   Executive has no knowledge of any contractual or other impediments to his entering into this Agreement and performing his obligations hereunder.

          8.2   Executive is currently the President and Chief Operating Officer of Playboy. True and complete copies of all agreements between Executive and Playboy or any of its affiliates have been provided by Executive to the Corporation.

          8.3   Executive's resume attached as Exhibit C hereto is accurate in all material respects.

          8.4   Executive has received from the Corporation and has reviewed the Corporation's Ethics and Conflicts of Interest Policy and has completed and signed the Corporation's Reportable Transactions and Conflicts of Interest Questionnaire and the Corporation's officer and director questionnaire (the "Questionnaires"). The answers provided by Executive to the questions in the Questionnaires are true and accurate to the best of Executive's information and belief.

        9.    Representations of the Corporation.    The Corporation represents and warrants as follows:

          9.1   The entering into and performance of this Agreement by the Corporation has been duly authorized by all necessary corporate action and this Agreement represents the valid and binding obligation of the Corporation enforceable in accordance with its terms.

          9.2   The Corporation has made all necessary filings with the Securities and Exchange Commission during the past 24 months and such filings were, when made, true and correct in all material respects.

        10.    Non-Competition and Non-Raiding.    In consideration of the Corporation's entering into this Agreement:

          10.1    Non-Competition.    Executive agrees that during a period from the Commencement Date until one year after the termination of Executive's employment hereunder for any reason, he will not, directly or indirectly, without the prior written consent of the Corporation, own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale of home or hand held video games or any business entity which is engaged in any other business in which the Corporation or any affiliate of the Corporation is engaged at the time of termination of Executive's employment or, to the knowledge of Executive, is planning in good faith to be engaged within one year after such termination. For purposes hereof, "planning" means more than casual internal discussions and requires the preparation of bona fide plans or studies and a high level management decision to engage in a business. Nothing herein contained shall be deemed to prohibit Executive from being employed by or investing in a retailer that, incidental to its general business, sells home or hand-held video games or investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such company outstanding.

          10.2    Non-Raiding.    Executive agrees that during a period from the Commencement Date until one year after the termination of Executive's employment hereunder for any reason, he will not, directly or indirectly, without the prior written consent of the Corporation, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation or any affiliate of the Corporation as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation or any affiliate of the Corporation. Executive shall not be deemed to be in breach of this Section if a firm or corporation with which he is connected engages in any of the foregoing activities without the knowledge of Executive.

          10.3    Modification.    Executive acknowledges that the provisions of this Section 10 are reasonable and necessary for the protection of the Corporation. In the event that any provision of this Section 10, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

        11.    Confidentiality Agreement.

          11.1 As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its affiliates (for purposes of this paragraph, the Corporation's affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, stockholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Term hereof have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same and, with respect to all of the foregoing, which the Corporation makes reasonable efforts to keep confidential.

          11.2 Executive acknowledges and agrees that the Corporation is engaged in highly competitive businesses and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that:

               i)  the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

              ii)  Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

             iii)  unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive's employment by the Corporation; and

              iv)  except in the ordinary course of the Corporation's business, Executive shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

The foregoing provisions of this Section 11.2 shall not apply to information which (a) is or becomes generally available to the public other than as a result of unauthorized disclosure by Executive, (b) is known by the recipient of such Confidential Information other than as a result of unauthorized disclosure by Executive or (c) is the subject of a court order or subpoena which is binding upon Executive; provided that in the event that the Corporation desires to contest such court order or subpoena, Executive reasonably cooperates with the Corporation, at the Corporation's expense, in doing so.

          11.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

               i)  Executive shall not remove from the premises of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

              ii)  Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards, marketing literature, vehicles, computers, electronic devices, or any other items of value.

        12.    Invention Disclosure.    Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or its affiliates, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation. Executive hereby assigns to the Corporation, all of his rights to any "intellectual material" created or developed by him during the course of his employment. As used herein, "intellectual material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. Executive shall disclose such intellectual material promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation or any of its affiliates the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. If any such assistance is required following the termination of this Agreement, the Corporation shall reimburse Executive for his time and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Corporation or its affiliates was used and which was developed entirely on the Executive's own time, unless (d) the invention relates: (i) to the business of the Corporation or its affiliates, or (ii) to the Corporation's or any of its affiliates' actual or demonstrably anticipated research or development, or (e) the invention results from any work performed by the Executive for the Corporation or its affiliates.

        13.    Remedies.    Executive acknowledges and agrees that the business of the Corporation is highly competitive and that violation of any of the covenants provided for in Paragraphs 10, 11 and 12 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

        14.    Termination of Employment.

          14.1    Death.    Executive's employment shall terminate automatically upon the death of Executive.

          14.2    Disability.    If the Corporation determines in good faith that the permanent disability of Executive has occurred during the Term (pursuant to the definition of "permanent disability" set forth below), it may give to Executive written notice in accordance with Section 17 of its intention to terminate Executive's employment. In such event, Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "permanent disability" shall mean the absence of Executive from Executive's duties with the Corporation on a full-time basis for 120 consecutive business days, or for six months in any 12-month period during the Term, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to Executive or Executive's legal representative.

          14.3    Cause.    For purposes of this Agreement, "cause" means (i) conviction of a felony, or of any other crime involving fraud, dishonesty or breach of trust relating to the Corporation or Executive's employment; (ii) failure and refusal to follow a reasonable direction of the Board of Directors of the Corporation after notice in writing of such failure or refusal and a cure period of ten days thereafter; (iii) commission of any dishonest or grossly negligent act which has or is reasonably likely to have a material adverse effect on the Corporation or its customer or trade relationships provided that such act was not taken with the approval of the Board of Directors of the Corporation; or (iv) a breach by Executive of any material provision of this Agreement, including representations and warranties, after the Corporation has provided Executive with notice in writing thereof and a cure period of ten days.

          14.4    Good Reason.    For purposes of this Agreement, "good reason" means (i) a breach by the Corporation of any material provision of this Agreement, including representations and warranties, after Executive has provided the Corporation with notice in writing thereof and a cure period of ten days, (ii) there has occurred any material diminution or reduction in duties of Executive, whether in scope or nature, or Executive is required to report to anyone other than the Board of Directors of the Corporation or any committee thereof; (iii) the Board of Directors elects an executive officer senior in rank to Executive; (iv) the Corporation's principal place of business is moved more than 50 miles from 2704 West Roscoe Street, Chicago, Illinois and as a result of such move, Executive's commute to work is increased by more than 50 miles each way or (v) the events described in Section 15.1(a) hereof occur and within 60 days thereafter Executive notifies the Corporation of his election to terminate his employment hereunder.

          14.5    Notice of Termination.    The Corporation may terminate Executive's employment at any time with or without "cause" and Executive may resign from his employment at any time with or without "good reason." Any termination by the Corporation or resignation by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates, if applicable, the specific termination provision in this Agreement relied upon, (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty days after the giving of such notice). The failure by Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of "good reason" or "cause" shall not waive any right of Executive or the Corporation, respectively, hereunder or preclude Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing Executive's or the Corporation's rights hereunder.

          14.6    Date of Termination.    "Date of Termination" means (i) if Executive's employment is terminated by the Corporation for "cause", or by Executive for "good reason", the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by the Corporation other than for "cause" or "disability", or by Executive other than for "good reason", the Date of Termination shall be a date not earlier than thirty days after the date on which the terminating party notifies the other party of such termination and (iii) if Executive's employment is terminated by reason of death or "permanent disability", the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

          14.7    Payments as a Result of Termination.    (a) If the Corporation shall terminate Executive's employment other than for "cause", death or "permanent disability", including by notifying Executive that his employment hereunder shall end at the expiration of the Original Term or the Extended Term, or Executive shall resign for "good reason:"

               i)  the Corporation shall pay to Executive, within 30 days after the Date of Termination, Executive's Base Salary payable under Section 4.1 through the Date of Termination to the extent not theretofore paid, and

              ii)  within 30 days after the Corporation publicly announces its audited results for the fiscal year in which the Date of Termination occurs, the product of (x) the annual bonus payable under Section 4.2 computed as if Executive had remained employed for the entire bonus year (the "Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the applicable fiscal year through the Date of Termination, and the denominator of which is 365, less any payments theretofore made to Executive in respect of the Annual Bonus (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"); and

             iii)  whether or not Executive seeks or accepts other employment, the Corporation shall pay to Executive an amount equal to two times his Base Salary in effect on the date of termination, which amount shall be payable 25% on the Date of Termination, and additional 25% on each of 121 days, 242 days and 365 days thereafter.

          (b)   If Executive's employment shall be terminated by the Corporation for "cause" or the Executive resigns without "good reason", Executive's employment under this Agreement shall terminate without further obligations by the Corporation to Executive other than the obligation to pay to Executive the Accrued Obligations. If such termination for "cause" or resignation without "good reason" occurs prior to the first anniversary of the Commencement Date, Executive shall repay to the Corporation 100% of the amount paid by the Corporation under Section 4.4 hereof within 30 days of such resignation. If such termination for "cause" or resignation without "good reason" occurs after the first anniversary of the Commencement Date, but prior to the second anniversary of the Commencement Date, Executive shall repay to the Corporation 50% of the amount paid by the Corporation under 4.4 hereof within 30 days of such resignation.

        15.    Change of Control

          15.1 For purposes hereof, a Change of Control occurs when, at any time during the period of Executive's employment hereunder, or within three months following the Corporation's termination of Executive without cause or the resignation of Executive for good reason under clauses (i), (ii), or (iii) of Section 14.4, both of the following occur: (a) individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors cease for any reason to constitute at least a majority of such Board, (a "Board Change") and (b) Executive is not offered the opportunity to continue as Chief Executive Officer after a Board Change on the terms of this Agreement. If a Change of Control has occurred and Executive gives written notice to the Corporation within 60 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement (including any right to assert termination for "good reason"), and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment, a lump sum payment equal in amount to (i) the sum of (A) one year's Base Salary at the rate payable to Executive under Section 4.1; and (B) the bonus payable to Executive under Section 4.2 for the fiscal year immediately prior to the Change of Control; (ii) multiplied by 2.99.

  If such Change of Control occurs prior to Executive having been employed for a full fiscal year, the bonus referred to in clause (i)(B) above shall be deemed to be $300,000. The foregoing payments shall be reduced by any payments made by the Corporation to Executive pursuant to Section 14.7(iii) hereof prior to the date that the Change of Control occurred. In addition, all unexpired options to purchase securities of the Corporation or restricted securities granted to Executive before the Change of Control shall, if unvested, vest fully on the date of the Change of Control, notwithstanding any vesting provisions of such options. The payments provided for in this Section 15 shall be paid in full, without discount to present value.

          15.2 If it shall be determined that any amount payable under Section 15.1 by the Corporation to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Base Payment shall be equal to the Base Payment, less any federal, state and local income taxes. The Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by the Corporation to any federal, state, or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to the Executive. All determinations required to be made under this Section 15.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by the Corporation's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen business days after the receipt of notice from Executive that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor, and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants retained by the Corporation or jointly designated and retained shall be borne by the Corporation. Any determination by a jointly designated public accounting firm shall be binding upon the Corporation and Executive.

        16.    Entire Agreement.    This Agreement and the exhibits hereto constitute the entire agreement of the parties hereto with respect to Executive's employment with the Corporation and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

        17.    Notices.    Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by telephone facsimile or sent by certified mail, return receipt requested, or sent by national overnight delivery service, postage and fees prepaid, to the parties hereto at their respective addresses set forth below. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 17. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, or if delivered in person, the date delivered in person, or if sent by overnight delivery service, the next business day following delivery to the overnight delivery service or if sent by telephone facsimile, the date sent by telephone facsimile.

        If to the Corporation:

    2704 West Roscoe Street
    Chicago, IL 60618
    Facsimile: (773) 961-2761
    Attention: General Counsel

        If to the Executive:

    ___
    ___ Illinois

        18.    Withholding Taxes.    All payments made to or on behalf of Executive under this Agreement, including payments pursuant to Section 4 and all stock options exercised by or restricted stock grants made to Executive shall be subject to applicable payroll taxes and withholding requirements.

        19.    No Assignment.    Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

        20.    No Waiver.    No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

        21.    Governing Law; Attorneys Fees to Prevailing Party.    This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Illinois applicable to agreements entered into and to be performed entirely therein. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois and waives any claims based on forum non-conveniens. In the event any legal proceedings are commenced by the Corporation against the Executive or the Executive against the Corporation for any actual or threatened violation of this Agreement, the prevailing party in such proceedings shall be entitled to recover from the losing party all costs and expenses of any kind, including reasonable attorneys fees, incurred in connection with such proceedings.

        22.    Severability.    If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any arbitrator or court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement. The parties intend that all clauses, paragraphs, sections or parts of this Agreement shall be enforceable to the fullest extent permitted by law.

        23.    Affiliate.    As used in this Agreement, "affiliate" means any person or entity controlled by or under common control with the Corporation.

        24.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

MIDWAY GAMES INC.
By:	/s/ NEIL D. NICASTRO
Name:	Neil D. Nicastro
Title:	Chief Executive Officer
/s/ DAVID ZUCKER DAVID ZUCKER

LIST OF OMITTED EXHIBITS

Exhibit A-1—Form of Stock Option Agreement
Exhibit A-2—Form of Stock Option Agreement Under 2002 Stock Option Plan
Exhibit B—Form of Restricted Stock Agreement
Exhibit C—Resume

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  EXHIBIT 10.1